UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                 (Amendment No.     3     )*
                                              ------------

                         The Genlyte Group Incorporated
   -------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
   -------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    372302109
                          -----------------------------
                                 (CUSIP Number)

                                December 31, 2001
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

CUSIP No.         372302109
                  ------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Artisan Partners Limited Partnership
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                              (a) [ ]
        Not Applicable
                                                              (b) [ ]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

      NUMBER OF                 None
        SHARES        ---------------------------------------------------------
     BENEFICIALLY     6    SHARED VOTING POWER
       OWNED BY
        EACH                    1,330,204
      REPORTING       ---------------------------------------------------------
       PERSON         7    SOLE DISPOSITIVE POWER
        WITH
                                None
                      ---------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                                1,330,204
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,330,204
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

           Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.9%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           IA
-------------------------------------------------------------------------------

                                       13G

CUSIP No.         372302109
                  ------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Artisan Investment Corporation
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                              (a) [ ]
        Not Applicable
                                                              (b) [ ]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Wisconsin
-------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

      NUMBER OF                 None
        SHARES        ---------------------------------------------------------
     BENEFICIALLY     6    SHARED VOTING POWER
       OWNED BY
        EACH                    1,330,204
      REPORTING       ---------------------------------------------------------
       PERSON         7    SOLE DISPOSITIVE POWER
        WITH
                                None
                      ---------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                                1,330,204
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,330,204
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

           Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.9%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           CO
-------------------------------------------------------------------------------

                                       13G

CUSIP No.         372302109
                  ------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Andrew A. Ziegler
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                              (a) [ ]
        Not Applicable
                                                              (b) [ ]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
-------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

      NUMBER OF                 None
        SHARES        ---------------------------------------------------------
     BENEFICIALLY     6    SHARED VOTING POWER
       OWNED BY
        EACH                    1,330,204
      REPORTING       ---------------------------------------------------------
       PERSON         7    SOLE DISPOSITIVE POWER
        WITH
                                None
                      ---------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                                1,330,204
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,330,204
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

           Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.9%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           IN
-------------------------------------------------------------------------------

                                       13G

CUSIP No.         372302109
                  ------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Carlene Murphy Ziegler
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                              (a) [ ]
        Not Applicable
                                                              (b) [ ]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
-------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

      NUMBER OF                 None
        SHARES        ---------------------------------------------------------
     BENEFICIALLY     6    SHARED VOTING POWER
       OWNED BY
        EACH                    1,330,204
      REPORTING       ---------------------------------------------------------
       PERSON         7    SOLE DISPOSITIVE POWER
        WITH
                                None
                      ---------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                                1,330,204
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,330,204
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

           Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.9%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           IN
-------------------------------------------------------------------------------

Item 1(a)        Name of Issuer:

                      The Genlyte Group Incorporated

Item 1(b)        Address of Issuer's Principal Executive Offices:

                      4360 Brownsboro Road
                      Louisville, KY 40207


Item 2(a)        Name of Person Filing:


                      Artisan Partners Limited Partnership ("Artisan Partners") Artisan Investment Corporation, the general partner of
                            Artisan Partners ("Artisan Corp.")
                      Andrew A. Ziegler
                      Carlene Murphy Ziegler


Item 2(b)        Address of Principal Business Office:


                      Artisan Partners, Artisan Corp., Mr. Ziegler and Ms. Ziegler are all located at:


                      1000 North Water Street, #1770
                      Milwaukee, WI 53202


Item 2(c)        Citizenship:


                      Artisan Partners is a Delaware limited partnership Artisan Corp. is a Wisconsin corporation
                      Mr. Ziegler and Ms. Ziegler are U.S. citizens


Item 2(d)        Title of Class of Securities:

                      Common Stock


Item 2(e)        CUSIP Number:


                      372302109


Item 3           Type of Person:

                      (e) Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

Item 4           Ownership (at December 31, 2001):

                      (a)   Amount owned "beneficially" within the
                            meaning of rule 13d-3:

                            1,330,204

                      (b)   Percent of class:

                            9.9% (based on 13,432,701 shares
                            outstanding as of December 31, 2001)

                      (c)   Number of shares as to which such person has:

                             (i)   sole power to vote or to direct the vote:
                                   None
                            (ii)   shared power to vote or to direct the vote:
                                   1,330,204
                           (iii) sole power to dispose or to direct the disposition of: None
                            (iv)   shared power to dispose or to direct
                                   disposition of: 1,330,204


Item 5           Ownership of Five Percent or Less of a Class:

                      Not Applicable


Item 6           Ownership of More than Five Percent on Behalf of
                 Another Person:

                      The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of Artisan Partners, Artisan Corp., Mr. Ziegler or Ms. Ziegler, has an economic interest in more than 5% of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                      Not Applicable


Item 8           Identification and Classification of Members of the Group:

                      Not Applicable


Item 9           Notice of Dissolution of Group:

                      Not Applicable


Item 10          Certification:

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature
                                   ----------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 11, 2002


                                    ARTISAN INVESTMENT CORPORATION
                                       for itself and as general
                                       partner of
                                       ARTISAN PARTNERS LIMITED
                                       PARTNERSHIP




                                    By: /s/ Andrew A. Ziegler
                                        --------------------------
                                             Andrew A. Ziegler
                                             President


                                     ANDREW A. ZIEGLER

                                     /s/ Andrew A. Ziegler
                                     -----------------------------


                                     CARLENE MURPHY ZIEGLER

                                     /s/ Carlene Murphy Ziegler
                                     -----------------------------

                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of February 11, 2002 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, and Carlene Murphy Ziegler